Exhibit 28 (j) under Form N-1A
Exhibit (23) under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 108 to the Registration Statement (Form N-1A, No. 33-54445) of Federated Hermes Institutional Trust, and to the incorporation by reference of our report, dated July 23, 2021, on Federated Hermes Government Ultrashort Fund (one of portfolios that comprise Federated Hermes Institutional Trust) included in the Annual Shareholder Report for the fiscal year ended May 31, 2021.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

July 23, 2021